EXHIBIT 99.2

[Goldman, Sachs & Co. Letterhead]

October 29, 2014

Board of Directors

Walgreen Co.

108 Wilmot Road

Deerfield, IL 60015

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Walgreens Boots Alliance, Inc. (File No. 333-198768), filed October 29, 2014 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 5, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to Walgreen Co. (“Walgreens”) of the Consideration (as defined in the Registration Statement) to be paid by Walgreen Scotland (as defined in the Registration Statement) to acquire the Second Step Company Shares (as defined in the Registration Statement) pursuant to the Purchase and Option Agreement (as defined in the Registration Statement).

The Opinion Letter is provided for the information and assistance of the Board of Directors of Walgreens in connection with its consideration of the transaction contemplated therein. We understand that Walgreens has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Walgreens’ Financial Advisors,” “The Transactions—Background of The Transactions,” “The Transactions—Recommendation of the Board; Reasons for the Recommendation to Walgreens Shareholders by the Board,” “The Transactions—Opinion of Goldman, Sachs & Co., Walgreens’ Financial Advisor” and “The Transactions—Certain Unaudited Financial Forecasts Prepared by Management” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)